SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2006

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland 20852-4041

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 27, 2006, Federal Realty Investment Trust (“Trust”) entered into a Non-Solicitation Agreement with Mark S. Ordan, a copy of which is attached. The Non-Solicitation Agreement prohibits Mr. Ordan from soliciting for employment any employee of the Trust while Mr. Ordan serves on the Trust’s Board of Trustees and for a period of two (2) years thereafter. In addition, Mr. Ordan is prohibited from hiring any employee of the Trust while Mr. Ordan serves on the Board and for a period of six (6) months thereafter without the consent of the Trust’s Chief Executive Officer.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 24, 2006, Amy B. Lane resigned as a trustee of the Trust. The Board subsequently appointed Jon E. Bortz to replace Ms. Lane as the Chairman of the Trust’s Compensation Committee.

Item 8.01 Other Events

On February 27, 2006, Mark S. Ordan resigned his position as the non-executive Chairman of the Board of the Trust. Mr. Ordan submitted his resignation as Chairman as a result of his having accepted a position as the Chief Operating Officer of The Mills Corporation. Mr. Ordan’s resignation as Chairman of the Board will be effective on March 6, 2006, the date Mr. Ordan begins employment with The Mills Corporation. In addition, as required by the Trust’s Corporate Governance Guidelines as a result of his change in job, Mr. Ordan submitted an offer to resign his position as a trustee on the Board of Trustees of the Trust. The Board did not accept the offer of resignation and Mr. Ordan will continue to serve on the Board through the expiration of his current term in May 2008.

Also on February 27, 2006, the Board elected Joseph S. Vassalluzzo as the non-executive Chairman of the Board effective as of March 6, 2006. Mr. Vassalluzzo has been a member of the Trust’s Board of Trustees since 2002. The Board also appointed David W. Faeder, the Trust’s “audit committee financial expert,” as the Chairman of the Trust’s Audit Committee.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits.

The following Exhibit is included in the Form 8-K:

Exhibit	Description of Exhibit
10.1	Non-Solicitation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: February 28, 2006	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary